Exhibit 4.2

Consolidated Financial Statements

(Expressed in thousands of Canadian dollars)

WESTPORT  INNOVATIONS  INC.

Years ended March 31, 2008, 2007 and 2006

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of
Westport Innovations Inc.

We have audited the consolidated balance sheets of Westport Innovations Inc. (the Company) as of March 31, 2008 and 2007 and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended March 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended March 31, 2008 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in note 23 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 9, 2008, except as to notes 22 and 23
which are as of July 21, 2008

COMMENTS BY AUDITORS FOR US READERS ON CANADA-US REPORTING DIFFERENCES

To the Board of Directors and Shareholders of
Westport Innovations Inc.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change described in note 3(a) to the consolidated financial statements as at March 31, 2008 and for the three years then ended.  Our report to the Board of Directors and shareholders dated May 9, 2008, except as to notes 22 and 23 which are as of July 21, 2008 is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 9, 2008, except as to notes 22 and 23
which are as of July 21, 2008

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

WESTPORT INNOVATIONS INC.

Consolidated Balance Sheets

(Expressed in thousands of Canadian dollars)

March 31, 2008 and 2007

	2008	2007

Assets

Current assets:
Cash and cash equivalents	$7,560	$1,702
Short-term investments	15,202	21,379
Accounts receivable	7,028	10,881
Loan receivable (note 18(a))	6,774	—
Inventories (note 4)	9,020	2,816
Prepaid expenses	1,033	783
Current portion of future income tax assets (note 17)	4,944	1,778
	51,561	39,339
Long-term investments (note 5)	18,754	13,115
Equipment, furniture and leasehold improvements (note 6)	3,685	3,863
Intellectual property (note 7)	574	719
Deferred charges (note 3(a))	—	920
Future income tax asset (note 17)	4,366	1,677

	$78,940	$59,633

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$8,470	$6,030
Deferred revenue	205	365
Demand instalment loan (note 8)	5,776	1,613
Short-term debt (note 9)	5,995	—
Current portion of long-term debt (note 10)	54	6,816
Current portion of warranty liability	4,899	3,824
Obligation to issue warrants (note 13)	4,000	—
	29,399	18,648
Warranty liability	4,258	3,147
Obligation to issue warrants (note 13)	—	4,000
Long-term debt (note 10)	8	13,781
Other long-term liabilities (note 11)	1,496	1,720
Joint Venture Partners’ share of net assets of joint ventures (note 18)	13,983	7,719
	49,144	49,015
Shareholders’ equity (note 22(c)):
Share capital:
Authorized:
Unlimited common shares, no par value Unlimited preferred shares in series, no par value
Issued:
27,416,993 (2007 - 21,624,594) common shares	258,202	232,830
Other equity instruments (note 15)	3,079	12,352
Additional paid in capital	5,097	5,301
Deficit	(247,460)	(239,865)
Accumulated other comprehensive income	10,878	—
	29,796	10,618
Commitments and contingencies (notes 12 and 19)
Subsequent events (notes 19(c), 20(d) and 22)
Share consolidation (note 22(c))
	$78,940	$59,633

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“John A. Beaulieu”	Director	“Henry Bauermeister”	Director

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

	2008	2007	2006

Product revenue	$55,238	$47,195	$29,932
Parts revenue	16,298	13,285	13,620
	71,536	60,480	43,552

Cost of revenue and expenses:
Cost of revenue	49,023	38,381	28,642
Research and development (notes 14(c) and 16)	23,026	21,891	16,939
General and administrative (note 14(c))	6,033	6,882	4,866
Sales and marketing (note 14(c))	10,550	7,077	5,849
Foreign exchange loss (gain)	1,287	(102)	(93)
Depreciation and amortization	1,550	1,410	2,752
Bank charges, interest and other	280	408	314
	91,749	75,947	59,269

Loss before undernoted	(20,213)	(15,467)	(15,717)

Interest on long-term debt and amortization of discount (note 10(c))	(986)	(1,718)	—
Interest and other income	1,316	764	450
Gain on sale of long-term investments (notes 5(a) and 5(b))	10,659	8,120	—

Loss before income taxes and Joint Venture Partners’ share of income from joint ventures	(9,224)	(8,301)	(15,267)

Income tax recovery (expense) (note 17):
Current	(218)	(404)	—
Future	4,691	3,455	—
	4,473	3,051	—

Loss before Joint Venture Partners’ share of income from joint ventures	(4,751)	(5,250)	(15,267)

Joint Venture Partners’ share of net income from joint ventures (note 18)	(5,564)	(6,057)	(1,593)

Loss for the year	$(10,315)	$(11,307)	$(16,860)

Basic and diluted loss per share (note 22(c))	$(0.41)	$(0.53)	$(0.79)

Weighted average common shares outstanding - Basic and diluted (note 22(c))	25,167,966	21,478,521	21,208,141

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)

(Expressed in thousands of Canadian dollars, except share amounts)

Years ended March 31, 2008, 2007 and 2006

	Common					Accumulated other	Total
	shares	Share	Other equity	Additional paid	Accumulated	comprehensive	shareholders’	Comprehensive
	(note 22(c))	capital	instruments	in capital	deficit	income	equity	loss

Balance, March 31, 2005	21,132,596	$230,379	$2,078	$2,919	$(211,698)	$—	$23,678	$—

Issue of performance share units for no additional consideration	122,197	801	(801)	—	—	—	—	—
Stock-based compensation	—	—	1,082	1,852	—	—	2,934	—
Net loss	—	—	—	—	(16,860)	—	(16,860)	—

Balance, March 31, 2006	21,254,793	231,180	2,359	4,771	(228,558)	—	9,752	—

Shares issued for intellectual property	174,029	602	—	—	—	—	602	—
Issue of common shares on exercise of performance share units	81,052	555	(555)	—	—	—	—	—
Shares issued for settlement of accrued interest	114,720	498	—	—	—	—	498	—
Share issue costs	—	(5)	—	—	—	—	(5)	—
Value of warrants issued with long-term debt and conversion options	—	—	8,989	—	—	—	8,989	—
Stock-based compensation	—	—	1,559	530	—	—	2,089	—
Net loss	—	—	—	—	(11,307)	—	(11,307)	—

Balance, March 31, 2007	21,624,594	232,830	12,352	5,301	(239,865)	—	10,618	—

Transitional adjustment on adoption of new accounting standards for financial instruments, net of tax of $3,370 (note 3(a))	—	—	—	—	3,483	17,032	20,515	—

Balance, April 1, 2007	21,624,594	232,830	12,352	5,301	(236,382)	17,032	31,133	—

Issue of common shares on exercise of stock options	232,024	1,967	—	(762)	—	—	1,205	—
Issue of common shares on exercise of performance share units	60,383	390	(390)	—	—	—	—	—
Issue of common shares on conversion of subordinated convertible notes and settlement of accrued interest (note 10(c))	4,831,801	21,759	(7,569)	—	(763)	—	13,427	—
Issue of common shares on exercise of warrants	668,191	1,420	(1,420)	—	—	—	—	—
Share issue costs	—	(164)	—	—	—	—	(164)	—
Stock-based compensation	—	—	106	558	—	—	664	—
Unrealized gain on available for sale securities, net of tax of $182	—	—	—	—	—	645	645	645
Reclassification of net realized gains on available for sale securities to net loss, net of tax of $1,345	—	—	—	—	—	(6,799)	(6,799)	(6,799)
Net loss	—	—	—	—	(10,315)	—	(10,315)	(10,315)

Balance, March 31, 2008	27,416,993	$258,202	$3,079	$5,097	$(247,460)	$10,878	$29,796	$(16,469)

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian dollars)

Years ended March 31, 2008, 2007 and 2006

	2008	2007	2006

Cash flows from operations:
Loss for the year	$(10,315)	$(11,307)	$(16,860)
Items not involving cash:
Depreciation and amortization	1,550	1,410	2,752
Stock-based compensation expense	664	2,089	2,934
Accretion of TPC warrants	—	571	1,143
Future income tax recovery	(4,691)	(3,455)	—
Change in deferred lease inducements	(251)	(164)	(154)
Gain on sale of long-term investments	(10,659)	(8,120)	—
Joint Venture Partners’ share of net income from joint ventures	5,564	6,057	1,593
Interest on long-term debt and amortization of discount	690	1,663	—
Other	(146)	(69)	(69)
Changes in non-cash operating working capital:
Accounts receivable	3,853	(4,744)	(97)
Inventories	(6,204)	(1,963)	629
Prepaid expenses	(250)	(62)	(169)
Accounts payable and accrued liabilities	2,343	2,353	(1,197)
Deferred revenue	(133)	129	(1,214)
Warranty liability	2,186	1,201	(959)
	(15,799)	(14,411)	(11,668)

Cash flows from investments:
Purchase of equipment, furniture and leasehold improvements	(1,690)	(1,175)	(396)
Proceeds on disposition of equipment, furniture and leasehold improvements	609	12	93
Sale (purchase) of short-term investments, net	6,725	(14,593)	13,185
Purchase of long-term investments	—	(51)	—
Disposition of long-term investments	17,977	605	—
Loan receivable	(6,774)	—	—
Sale of interest in subsidiary	—	4,198	—
Contributions from joint venture partner	425	—	—
Deferred transaction costs incurred	—	(764)	—
	17,272	(11,768)	12,882

Cash flows from financing:
Issue of demand instalment loan	5,000	—	1,235
Repayment of demand instalment loan	(837)	(894)	(981)
Increase in short-term debt	5,995	—	—
Increase in bank loan	—	7,346	—
Repayment of bank loan	(6,741)	(605)	—
Repayment of other long-term debt	(73)	(185)	(742)
Issuance of convertible notes	—	22,092	—
Finance costs incurred	—	(915)	—
Shares issued for cash	1,205	—	—
Share issue costs	(164)	(5)	—
	4,385	26,834	(488)

Increase in cash and cash equivalents	5,858	656	726

Cash and cash equivalents, beginning of year	1,702	1,046	320

Cash and cash equivalents, end of year	$7,560	$1,702	$1,046

	2008	2007	2006

Supplementary information:
Interest paid	$473	$379	$222
Taxes paid	479	15	—
Non-cash transactions:
Purchase of equipment, furniture and leasehold improvements by assumption of capital lease obligation	—	—	260
Shares issued on exercise of performance share units	390	555	801
Shares issued for acquisition of intellectual property	—	602	—
Shares issued on conversion of debt (note 10(c))	21,115	—	—
Shares issued for settlement of interest on convertible notes (note 10(c))	644	498	—
Shares issued on cashless exercise of warrants	1,420	—	—

See accompanying notes to consolidated financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

1.                         Nature of operations:

Westport Innovations Inc. (the “Company”) was incorporated under the Business Corporations Act (Alberta) on March 20, 1995.

The Company is involved in the research, development and commercialization of environmental technologies, including high-pressure direct injection (“HPDI”) combustion technology that allows diesel engines to operate on cleaner burning gaseous fuels such as natural gas without sacrificing performance or fuel economy.  The Company also has a joint venture interest in Cummins Westport Inc. (“CWI”), a joint venture with Cummins Inc. (“Cummins”), formed in 2001 (note 18(a)).  CWI develops, supports and markets a comprehensive product line of low-emission, high performance engines and ancillary products using proprietary intellectual property developed by the Company and Cummins.

These consolidated financial statements have been presented on a going concern basis, which assumes the realization of assets and the settlement of liabilities in the normal course of operations.  To date, the Company has financed its operations primarily by equity and debt financing and margins on the sale of products and parts.  If the Company does not have sufficient funding from internal or external sources, it may be required to delay commercialization efforts or to delay, reduce or eliminate certain research and development programs and forego acquisition of certain inventory or equipment.  The future operations of the Company are dependent upon its ability to produce, distribute and sell an economically viable product to attain profitable operations.

2.                         Significant accounting policies:

(a)                   Basis of presentation:

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and variable interest entities for which the Company is considered the primary beneficiary.  Intercompany balances and transactions have been eliminated.

Interests in variable interest entities are consolidated by the Company if the Company is the primary beneficiary.  The Company has identified CWI and BTIC Westport Inc. (“BWI”) as variable interest entities and determined that the Company is the primary beneficiary.  Accordingly, the Company has consolidated these entities.  The other 50% interest held by the Company’s joint venture partners is reflected as “Joint Venture Partners’ share of net assets of joint ventures” in these consolidated financial statements.

These financial statements are presented in accordance with Canadian generally accepted accounting principles.  Material differences between Canadian generally accepted accounting principles and those generally accepted in the United States are disclosed in note 23.

(b)                  Cash and cash equivalents:

Cash and cash equivalents includes cash and term deposits with maturities of ninety days or less when acquired.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(c)                   Short-term investments:

Short-term investments, consisting of investment grade commercial paper, banker acceptances, bearer deposit notes, guaranteed investment certificates and other term deposits are considered available for sale and recorded at fair value with changes in fair value recognized in accumulated other comprehensive income.

(d)                  Inventories:

The Company’s inventory consists of the Company’s fuel system products (finished goods), work-in-progress and parts.  Inventories are recorded at the lower of cost and net realizable value.  Cost is determined based on the lower of standard cost which approximates weighted average cost and net realizable value.  The cost of fuel system product inventories and work-in-progress include materials, labour and production overhead.  An inventory obsolescence provision is provided to the extent cost of inventory exceeds net realizable value.  In establishing the amount of inventory obsolescence provision, management estimates the likelihood that inventory carrying values will be affected by changes in market demand and technology, which would make inventory on hand obsolete.

(e)                   Equipment, furniture and leasehold improvements:

Equipment, furniture and leasehold improvements are stated at cost.  Depreciation is provided as follows:

Assets	Basis	Rate

Computer equipment and software	Straight-line	3 years
Furniture and fixtures	Straight-line	5 years
Machinery and equipment	Straight-line	8 years
Leasehold improvements	Straight-line	Lease term

(f)                     Long-term investments:

Long-term investments are designated as available for sale and recorded at their fair value to the extent a reliable fair value is determinable.  Changes in fair value are recognized in accumulated other comprehensive income.  A decline in value that is considered other than temporary is recognized in net loss for the period.

(g)                  Research and development costs:

Research costs are expensed as incurred and are recorded net of government funding received or receivable.  Development costs are deferred only if they meet certain stringent criteria generally related to technical feasibility, market definition and financing availability for future development; otherwise they are expensed as incurred.  Related investment tax credits reduce research and development expenses in the same year in which the related expenditures are charged to earnings, provided there is reasonable assurance the benefits will be realized.  As at March 31, 2008 and 2007, no development costs had been deferred.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(h)                  Government assistance:

The Company periodically applies for financial assistance under available government incentive programs which is recorded in the period it is received or receivable.  Government assistance relating to the purchase of equipment, furniture and leasehold improvements is reflected as a reduction of the cost of such assets.  Government assistance related to research and development activities is recorded as a reduction of the related expenditures.

(i)                      Intellectual property:

Intellectual property, consisting primarily of the cost of acquired patents, licenses and other intellectual property, is amortized over their estimated useful lives, which currently does not exceed seven years.

(j)                      Impairment of long-lived assets:

The Company reviews for impairment of long-lived assets, including equipment, furniture, and leasehold improvements and intellectual property, to be held and used whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  If such conditions exist, assets are considered impaired if the sum of the undiscounted expected future cash flows expected to result from the use and eventual disposition of an asset is less than its carrying amount.  An impairment loss is measured at the amount by which the carrying amount of the asset exceeds its fair value.  When quoted market prices are not available, the Company uses the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset as an estimate of fair value.

(k)                   Warranty liability:

Estimated warranty costs are recognized at the time the Company sells its products, and are included in cost of revenue.  The Company provides warranty coverage on products sold for a period of two years from the date the products are put into service by customers.  Warranty liability represents the Company’s best estimate of warranty costs expected to be incurred during the warranty period.  Furthermore, the current portion of warranty liability represents the Company’s best estimate of the costs to be incurred in the next twelve month period.  The Company uses historical failure rates and cost to repair defective products together with information on known product issues to estimate the warranty liability.  The ultimate amount payable by the Company and the timing will depend on actual failure rates and cost to repair failures of its products.

(l)                      Extended warranty:

The Company sells extended warranty contracts which provide coverage in addition to the basic two year coverage.  Proceeds from the sale of these contracts are deferred and amortized over the extended warranty period commencing at the end of the basic warranty period.  On a periodic basis, management reviews the estimated warranty costs expected to be incurred related to these contracts and recognizes a loss to the extent such costs exceed the related deferred revenue.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(m)                Revenue recognition:

Product and parts revenue is recognized, net of estimated costs of returns, allowances, and sales incentives, when the products are shipped and title passes to the customers.  Revenue also includes fees earned from performing research and development activities for third parties, as well as technology licenses fees from third parties.  Revenue from research and development activities is recognized as the services are performed.  Revenue from technology license fees is recognized over the duration of the licensing agreement.  Amounts received in advance of the revenue recognition criteria being met are recorded as deferred revenue.

(n)                  Income taxes:

The Company uses the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between the accounting and tax basis of the assets and liabilities and for loss carry forwards, and are measured using the tax rates expected to apply when these tax assets and liabilities are recovered or settled.  The effect on future tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the substantive enactment date.  A valuation allowance is recorded against any future income tax asset if it is not “more likely than not” that the benefit of these assets will be realized.

(o)                  Stock-based compensation plans:

The Company has a stock option plan, which is described in note 14(a).  The Company accounts for stock-based compensation related to stock options granted to employees and directors using the fair value method and recognizes stock-based compensation in results from operations over the vesting period.  The Company has an employee share purchase plan, which is described in note 14(b).  The Company matches the employees’ contribution and recognizes this cost as an expense in the period it is incurred.

The Company has a Performance Share Unit (“PSU”) Plan as described in note 14(c).  The value of the units is calculated based on the market price of the Company’s common shares on the date of grant and is recorded as compensation expense in the period earned, which generally is the period over which the PSU’s vest.

(p)                  Post-retirement benefits:

The Company has implemented a group registered retirement savings plan (“RRSP”) in which full-time employees of the Company are eligible to participate.  Eligible employees may make contributions up to their personal eligible contribution room under the Canadian Income Tax Act.  The Company contributes up to a maximum combined total of 5% of the employee’s regular base pay to the RRSP and/or the employee share purchase plan and recognizes this cost as an expense in the period it is incurred.  During the year ended March 31, 2008, the Company recognized $418 (2007 - $356; 2006 - $317) of expense associated with the RRSP.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

2.                         Significant accounting policies (continued):

(q)                  Foreign currency:

Monetary items denominated in foreign currency are translated into Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred.  Revenue and expenses are translated at rates in effect at the time of the transactions.  Foreign exchange gains and losses are included in results from operations.

(r)                     Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  Significant areas requiring the use of estimates include amortization of equipment, furniture and leasehold improvements, the determination of future cash flows and discount rates for impairment of long-lived assets, valuation of long-term investments, valuation of future income tax assets and the accrual of warranty liability.  Actual results could differ from estimates used in the preparation of the consolidated financial statements.

(s)                   Loss per share:

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.  Diluted loss per share is computed similarly to basic loss per share, except that the weighted average number of shares outstanding are increased to include additional shares from the assumed exercise of conversion options, stock options, warrants, and performance share units, if dilutive.  For stock options, warrants and performance units, the number of additional shares is calculated by assuming that outstanding stock options, warrants, and performance share units were exercised at the beginning of the year or when granted and that the proceeds from such exercises were used to repurchase shares of common stock at the average market price during the period.  For conversion options, the Company uses the if-converted method which assumes that the conversion of options are exercised at the beginning of the year or when granted.  For all periods presented, diluted loss per share does not differ from basic loss per share as the impact of dilutive securities is anti-dilutive.

3.                         Accounting changes:

(a)                   Adoption of new accounting standards:

On April 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1530, Comprehensive Income; Section 3251, Equity; Section 3855, Financial Instruments - Recognition and Measurement; Section 3861, Financial Instruments - Disclosure and Presentation; and Section 3865, Hedges.  These new standards resulted in changes in the accounting for available for sale investments, other financial instruments, and hedges as well as recognition of certain transitional adjustments that have been recorded for available for sale investments and deferred financing costs.  In accordance with the transitional provisions, prior periods have not been restated.  The principal changes resulting from these new standards are described below:

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(a)                   Adoption of new accounting standards (continued):

Comprehensive Income:

Section 1530 establishes standards for reporting and presenting comprehensive income.  Comprehensive income, composed of net income and other comprehensive income, is defined as the change in shareholders’ equity from transactions and other events from non-owner sources.  Other comprehensive income for the Company includes unrealized gains and losses on available for sale securities.  The components of comprehensive income are disclosed in the consolidated statements of shareholders’ equity and comprehensive income (loss).  Cumulative changes in other comprehensive income (loss) are included in accumulated other comprehensive income (“AOCI”) which is presented as a new category in shareholders’ equity.

Financial Instruments:

Under Section 3855, financial assets and liabilities, including derivative instruments, are initially recognized and subsequently measured based on their classification as held-for-trading, available for sale financial assets, held-to-maturity, loans and receivables, or other financial liabilities as follows:

•                  Held-for-trading financial instruments are measured at their fair value with changes in fair value recognized in the consolidated statement of operations for the period.

•                  Available for sale financial assets are measured at their fair value and changes in fair value are included in other comprehensive income until the asset is removed from the balance sheet.

•                  Held-to-maturity investments, loans and receivables and other financial liabilities are measured at amortized cost using the effective interest rate method.

•                  Derivative instruments, including embedded derivatives, are measured at their fair value with changes in fair value recognized in the consolidated statement of operations for the period unless the instrument is a cash flow hedge and hedge accounting applies in which case changes in fair value are recognized in other comprehensive income.

Upon adoption of this new standard, the Company designated its short and long-term investments as available for sale financial assets and recognized these investments at their fair value to the extent a reliable fair value was determinable.  On April 1, 2007, the Company recorded these investments at their fair value of $20,402.  The net, after tax, adjustment to AOCI in shareholders’ equity was $17,032.  The Company also recognized an adjustment to opening retained earnings of $3,370 related to the tax benefit of prior year loss carry forwards recognized to offset the future tax liability generated by the adjustment to the accounting basis of the investments.  Investments in private companies are recorded at cost as a reliable fair value is not available for such investments.  When the investments are sold or otherwise disposed of, gains or losses will be recorded in the consolidated statement of operations.

Cash and cash equivalents are classified as held-for-trading measured at fair value and accounts and notes receivable are classified as loans and receivables measured at amortized cost.

Accounts payable and accrued liabilities, demand instalment loan, short-term and long-term debt are classified as other financial liabilities and are measured at amortized cost.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(a)                   Adoption of new accounting standards (continued):

Financial Instruments (continued):

As permitted by Section 3855, the Company has elected to defer and amortize transaction costs associated with the issuance of financial instruments.  Accordingly, on adoption of Section 3855, transaction costs of $146 associated with the investment in Wild River Resources Ltd. were reclassified to long-term investments and transaction costs associated with long-term debt of $774 were deducted from the proceeds of the debt on initial recognition and were amortized as interest expense using the effective interest rate method over the term of the related debt.  Prior to April 1, 2007, the Company amortized transaction costs associated with long-term debt on a straight-line basis.  Accordingly, on adoption of Section 3855, the Company recognized a reduction in opening deficit of $113 for the cumulative effect of the change in amortization of transaction costs associated with long-term debt.

Hedges:

Section 3865 specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed.  The Company is not currently engaged in hedging activities.  Accordingly, adoption of this new standard had no impact on the consolidated financial statements.

(b)                  Future accounting changes:

Financial instruments:

In December 2006, the CICA issued Section 3862, Financial instruments - Disclosures and Section 3863, Financial Instruments - Disclosures and Financial Instruments - Presentation.  Generally, the new sections replace Section 3861, Financial Instruments - Disclosure and Presentation.  These sections establish standards for the presentation of financial instruments and non-financial derivatives and identify the information that should be disclosed about them.

Both sections are effective for the Company on April 1, 2008 and are expected to result in more extensive disclosures in the Company’s annual and interim financial statements.

Capital disclosures:

In December 2006, the CICA issued Section 1535 of the CICA Handbook, Capital Disclosures, which establishes standards for disclosing information about an entity’s capital and how it is managed.  This section is effective for the Company on April 1, 2008 and is expected to result in more extensive disclosures in the Company’s annual and interim financial statements.

Inventory:

In June 2007, the CICA issued Section 3031 of the CICA Handbook, Inventories, which establishes standards for the determination of inventory cost and its subsequent recognition as an expense, including any write-down to net realizable value.  In certain circumstances, the new section will also permit the reversal of previous write-downs.  This section is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

3.                         Accounting changes (continued):

(b)                  Future accounting changes (continued):

Goodwill and Intangible Assets:

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs.  Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and the recognition, measurement and presentation of intangible assets.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  This section is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact of the adoption of this new standard on the recognition, measurement, presentation and disclosure of its intangible assets in the consolidated financial statements.

Financial Statement Presentation:

In May 2007, the Accounting Standards Board (“AcSB”) amended Section 1400, General Standards of Financial Statement Presentation, to change the guidance related to management’s responsibility to assess the ability of the entity to continue as a going concern.  Management is required to make an assessment of an entity’s ability to continue as a going concern and should take into account all available information about the future, which is at least, but is not limited to, 12 months from the balance sheet date.  Disclosure is required of material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.  These amendments are effective for the Company on April 1, 2008.  These standards may impact our disclosure but is not expected to impact our financial position, results of operations or cash flows.

International Financial Reporting Standards:

In 2006, Canada’s Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by publicly accountable enterprises, being fully converged with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board over a transitional period to be completed by 2011.  The Company will be required to report under IFRS effective for interim and annual financial statements relating to its fiscal year beginning on April 1, 2011.

Adoption of IFRS will impact all areas of financial accounting and reporting.  The Company is in the process of assessing the impacts of the Canadian convergence initiative.

4.                         Inventories:

	2008	2007

Finished goods	$4,407	$—
Parts	4,136	2,360
Work-in-process	477	456

	$9,020	$2,816

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

5.                         Long-term investments:

	2008	2007

Clean Energy Fuels Corp. (a)	$18,693	$9,134
Wild River Resources Ltd. (b)	41	3,981
Prometheus Energy Co. (c)	20	—

	$18,754	$13,115

(a)                    As at March 31, 2008, the Company owned an approximate 3% (2007 - 6%) interest in Clean Energy Fuels Corp. (“CEFC”), an owner and operator of natural gas refueling facilities.  During the year ended March 31, 2008, the Company sold 746,275 shares of CEFC for net proceeds of $11,236 resulting in a gain on sale of $8,005.  As at March 31, 2008, the Company owned 1,363,071 shares of CEFC which have been valued at a closing market price of $13.71 per share (US$13.36 per share) on March 31, 2008.  As at March 31, 2007, prior to adoption of Section 3855 (note 3(a)), this investment was carried at cost.

(b)                   The Company has an approximate 0.2% (2007 - 15.86%) interest in Wild River Resources Ltd. (“WRRL”) (formerly Westport Research Inc. (“WRI”), a wholly owned subsidiary of the Company prior to June 13, 2006), an oil and gas company.  On June 13, 2006, the Company entered into an agreement with Matco Capital Ltd. (“Matco”), an unrelated party, to reorganize WRI.  As part of the reorganization, the Company substantially transferred all of the assets, liabilities and operations of WRI to another wholly owned subsidiary of the Company which carries on the business previously carried on by WRI.  Pursuant to the agreement with Matco, the Company sold 45% of its investment in WRI to Matco for cash consideration.  This transaction resulted in a net gain of $3,891.  Subsequently, on February 8, 2007, WRI, renamed WRRL, issued shares to third parties further diluting the Company’s interest from 55% to 17.38%.  This transaction resulted in a net dilution gain of $4,004.  The Company sold a further 1.52% interest in WRRL in 2007 for a gain of $225 reducing its investment to 15.86% of the outstanding shares of WRRL.  Effective February 8, 2007, the Company no longer controlled WRRL.  Accordingly, the Company no longer consolidates WRRL and accounts for this investment on a cost basis.

On adoption of Section 3855 on April 1, 2007, the Company reclassified the remaining balance of the deferred charges associated with this investment of $146 to the cost base of WRRL.  During the year ended March 31, 2008, the Company disposed of substantially all of its shares in WRRL for $6,741, resulting in a gain on disposal of $2,654.  The proceeds from the sale were used to repay a bank loan of $6,741 (note 10(b)).  As at March 31, 2008, the Company carries this investment at cost as the Company cannot determine with sufficient reliability the fair value of WRRL due to the absence of a readily available market for the shares of WRRL.

(c)                    The Company owns 147,072 shares of Prometheus Energy Co., a public company that produces, sells and distributes liquid natural gas, which have been valued at the closing market price of $0.13 per share on March 31, 2008.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

6.                         Equipment, furniture and leasehold improvements:

2008	Cost	Accumulated amortization	Net book value

Computer equipment and software	$5,670	$5,035	$635
Furniture and fixtures	1,307	1,090	217
Machinery and equipment	17,434	14,984	2,450
Leasehold improvements	8,329	7,946	383

	$32,740	$29,055	$3,685

2007	Cost	Accumulated amortization	Net book value

Computer equipment and software	$5,142	$4,742	$400
Furniture and fixtures	1,182	1,067	115
Machinery and equipment	19,882	16,906	2,976
Leasehold improvements	8,149	7,777	372

	$34,355	$30,492	$3,863

As at March 31, 2008, equipment with a cost of $224 (2007 - $224) and a net book value of $34 (2007 - $101) is held under capital lease.

7.                         Intellectual property:

	2008	2007

Cost	$4,321	$4,321
Accumulated amortization	(3,747)	(3,602)

	$574	$719

The intellectual property will be amortized over its expected remaining useful life of four years at an annual amortization expense of $145.

8.                         Demand instalment loan:

The Company has a credit facility for maximum borrowings of $13,000.  Borrowings may be drawn in the form of demand instalment loans, lease financing, letters of credit, foreign exchange contracts, corporate credit cards and operating lines of credit.  Outstanding amounts of the demand instalment loans drawn under this credit facility bear interest at prime less 0.25% for borrowings up to $5,000 with further rate reductions for amounts in excess of $5,000.  The principal amount is repayable over a 60-month period.  At March 31, 2008, the outstanding amount payable of $5,776 is included in current liabilities as it is repayable on demand by the bank.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

9.                         Short-term debt:

The Company entered into an agreement with Clean Energy Finance, LLC (“CEF”), a wholly owned subsidiary of CEFC, whereby CEF may advance the Company up to US$6,000 to produce approximately 75 LNG systems.  The loan is non-interest bearing, unsecured and repayable on receipt of proceeds from the sale of these units.  As at March 31, 2008, $5,995 (US$5,840) has been advanced to the Company.

10.                  Long-term debt:

	2008	2007

Capital lease obligations (a)	$62	$135
Bank loan (b)	—	6,741
Subordinated convertible notes (c)	—	13,721
	62	20,597
Current portion	54	6,816

	$8	$13,781

(a)                   The Company has capital lease obligations which have terms of two to five years at interest rates ranging from 1.15% to 6.17%.  The capital lease obligations require the following minimum annual payments during the respective fiscal years:

2009	$54
2010	5
2011	4
63
Amount representing interest	1

$62

(b)                   Under the terms of the agreement with Matco (note 5(b)), Matco facilitated access to a limited recourse credit facility for up to $7,346.  Interest was payable at prime plus 1% until December 31, 2006, after which time the interest was payable by Matco.  Repayments of the amount drawn under this credit facility was required only from the proceeds of the sale by the Company of its interest in WRRL and any remaining balance outstanding under the credit facility was due on or before January 31, 2008.  During 2007, the Company drew the maximum available under the credit facility of $7,346 and re-paid $605 prior to March 31, 2007, leaving a balance of $6,741.  In 2008, the Company repaid the remaining balance from the proceeds of the sale of shares in WRRL.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

10.                  Long-term debt (continued):

(c)                    On June 12, 2006, the Company agreed to issue up to $22,092 in five year secured, subordinated convertible notes with a coupon rate of 8% to funds managed by Perseus, L.L.C. (“Perseus”), a private equity fund management group.  The notes were issued in two tranches of $13,807 and $8,285, respectively.  Interest was payable semi-annually in arrears on June 30 and December 31, in additional notes or shares, at the Company’s option, for the first two years.  After the first two years, interest would be calculated at a rate of 8% on the outstanding principal amount only for the number of trading days in the period on which the share price traded below $3.00 (post share consolidation - $10.50) and would be payable semi-annually in cash, additional convertible notes or shares at the Company’s option.  The number of shares to be issued if interest was paid in shares was based on the market price of the common shares on the date interest is due.  The first tranche was convertible to common shares at a conversion price of $1.30 (post share consolidation - $4.55) at any time during the term of the notes and the second tranche was convertible to common shares at a conversion price equal to $1.40 (post share consolidation - $4.90).

At the time of issuance of the notes, the noteholder also received warrants to acquire, at an exercise price equal to the conversion price of the accompanying notes, common shares of the Company equal to 25% of the number of common shares into which the notes were convertible.  The warrants expire four years from the date of issuance and include a cashless exercise provision which would allow the noteholder to receive the number of common shares having a value equal to the net gain that would be realized by the noteholder had the warrant been exercised for cash and the related shares sold at the market price on the date the option is exercised.  Any warrants converted under the cashless exercise provision would be cancelled.

During 2007, the Company received the full proceeds of $22,092 on issue of the notes and issued 4,134,663 warrants (post share consolidation - 1,181,332).  Of the $22,092 cash proceeds received, the Company assigned $7,568 to the conversion option, $1,420 to the warrants and $13,103 to the convertible notes.  The amount assigned to the convertible notes was being accreted to the principal amount using the effective interest rate method over the term to maturity.

On July 26, 2007, Perseus LLC (“Perseus”) exercised their conversion option and converted the full $22,092 of the principal amount of the subordinated convertible notes into 16,538,653 (post share consolidation - 4,725,329) common shares pursuant to the terms of such subordinated convertible notes.  As part of this transaction, the Company agreed to pay an inducement amount to Perseus on each of December 31, 2007 and June 30, 2008, equal to 50% of the aggregate interest payment which Perseus would otherwise have been entitled to receive had the entire principal amount of the subordinated convertible notes been outstanding on such dates.  In accordance with EIC-96, “Accounting for early extinguishment of convertible securities through (1) early redemption or repurchase and (2) induced early conversion”, the Company charged the inducement fee of $763 to accumulated deficit and recorded the inducement fee payable along with $121 in accrued interest in accounts payable.  On conversion, $13,258 of long-term debt, representing the carrying value of the notes on July 26, 2007, and the carrying value of the conversion option of $7,569 previously included in other equity instruments were reclassified to share capital.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

10.                  Long-term debt (continued):

(c)                     Continued:

$385 of the inducement fee was paid during the year ended March 31, 2008 of which $95 was paid in cash and $288 was paid in common shares.  As at March 31, 2008, inducement payable of $378 was included in accounts payable.

During the year ended March 31, 2008, $968 (2007 - $553) of interest was paid to Perseus of which $324 (2007 - $55) was paid in cash and $644 (2007 - $498) paid in common shares.

During the year ended March 31, 2008, all of the 4,134,663 warrants (post share consolidation - 1,181,332 warrants) were exercised using the cashless exercise provisions resulting in the issuance of 2,338,669 (post share consolidation - 668,191) common shares.

11.                  Other long-term liabilities:

	2008	2007

Deferred lease inducements (a)	$280	$531
Deferred revenue (b)	1,216	1,189

	$1,496	$1,720

(a)                    Deferred lease inducements include leasehold improvements and other costs funded by the lessor and periods with reduced rental payments.  The amounts related to leasehold improvements funded by the lessor are amortized on a straight-line basis over the term of the lease as a reduction to rent expense.  For lease contracts with escalating lease payments, total rent expense for the lease term is expensed on a straight line basis over the lease term.  The difference between amounts expensed and amounts paid is recorded as an increase or reduction in deferred lease inducements.

(b)                   The Company receives cash in advance of revenue recognition criteria being met, including upfront fees, customer deposits, fees for research and development activities and extended warranty contracts, which are included in deferred revenue and are recognized into earnings over the contract period, as research and development activities are completed or over the warranty period as applicable.

12.                  Government assistance:

From time to time, the Company enters into agreements for financial assistance with government agencies.  During the years ended March 31, 2008, 2007 and 2006, government assistance of $3,658, $5,150 and $8,689, respectively, was received or receivable by the Company, which has been recorded as a reduction of related research and development expenditures (note 16).

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

12.                  Government assistance (continued):

Included in the above amounts is funding of $1,351 (2007 - $2,205; 2006 - $2,623) from Industry Canada’s Industrial Technologies Office (formerly Technology Partnerships Canada) (“TPC”) and $946 remains receivable from TPC at March 31, 2008 (2007 - $3,779; 2006 - $1,574).  Under the terms of the original TPC funding agreement entered into on March 27, 2003, TPC funded 30% of the eligible costs of, among other research projects, the adaptation of the Company’s technology to diesel engines to the original scheduled project completion date of March 31, 2006.  In fiscal 2007, TPC substantially completed its review of a proposed amended statement of work and approval was received from TPC extending the completion date to March 31, 2008.  Under the amended terms of the agreement, from fiscal 2009 to fiscal 2015, inclusive, the Company is obligated to pay annual royalties equal to the greater of $1,350 or 0.33% of the Company’s annual gross revenue from all sources, provided that gross revenue exceeds $13,500 in any of the aforementioned fiscal years.  The royalty payment period may be extended until the earlier of March 31, 2018 or until cumulative royalties total $28,189.  In addition, the Company is required to provide TPC with common share purchase warrants having a value of $4,000 as at September 30, 2008 calculated based on the Black-Scholes option pricing model.  The value of the warrants have been accreted on a straight-line basis to September 30, 2006, the original issuance date, as a charge to research and development expenses.

The Company is also obligated to pay royalties to the Government of Canada’s Department of Natural Resources and British Columbia’s Green Economy Development Fund relating to funding received in prior years.  The royalty to the Department of Natural Resources is 1% of future revenue from engines for power generators until the earlier of ten years from the project completion date (August 30, 2004) or when cumulative royalties total $1,000.  As at March 31, 2008, there have been no revenue from the sales of engines for power generators and, therefore, no royalty payments have been paid or are payable.  The royalty to the Green Economy Development Fund is 0.75% of gross revenue received by the Company on certain natural gas fuel systems and the obligation will cease on the earlier of the seventh anniversary of the funding contribution date (April 10, 2001) or when the cumulative royalties paid by the Company equal $800.  As at March 31, 2008, no royalties have been paid or are payable.

13.                  Obligation to issue warrants:

Under the terms of the agreement with TPC, the Company has an obligation to issue warrants as at September 30, 2008 with a fair value of $4,000 based on the Black-Scholes option pricing model.  The value of these warrants was recognized on a straight-line basis from the date of the original agreement to September 30, 2006, the original issuance date.  For the year ended March 31, 2008, accretion totaling nil (2007 - $571; 2006 - $1,143) has been included in research and development expenses.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans:

(a)                    Share options:

The Company has an incentive share option plan for employees, directors, officers and consultants.  The options are granted with an exercise price not less than the market price of the Company’s common shares on the date immediately prior to the date of grant.  The exercise period of the options may not exceed eight years from the date of grant.  Vesting periods of the options are at the discretion of the board of directors and may be based on fixed terms, achieving performance milestones or reaching specified share price targets.

A summary of the status of the Company’s share option plan as of March 31, 2008, 2007 and 2006 and changes during the years then ended is presented as follows:

	2008		2007		2006
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price

Outstanding, beginning of year	1,493,998	$6.68	1,419,589	$7.17	686,404	$12.70

Granted	71,428	9.31	167,392	4.13	908,062	5.18
Exercised	(232,024)	5.28	—	—	—	—
Cancelled/expired	(97,603)	8.22	(92,983)	9.87	(174,877)	18.34

Outstanding, end of year	1,235,799	$6.96	1,493,998	$6.68	1,419,589	$7.17

Options exercisable, end of year	833,296	$7.77	422,704	$10.43	441,218	$11.27

Range of exercise prices	Number outstanding, March 31, 2008	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable March 31, 2008	Weighted average exercise price

$3.22 to $4.90	223,278	7.1	$4.17	121,851	$4.03
5.25 to 5.43	603,798	6.0	5.29	328,436	5.29
5.67 to 10.68	233,688	5.5	7.35	222,259	7.35
10.71 to 13.79	95,133	4.3	11.87	80,847	12.08
14.49 to 20.62	36,761	2.7	17.12	36,761	17.12
24.50 to 30.80	43,141	2.8	23.49	43,142	23.49

$3.22 to $30.80	1,235,799	5.8	$6.96	833,296	$7.77

The fair value of the options granted was determined using the Black-Scholes option pricing model using the following weighted average assumptions:  expected dividend yield - nil% (2007 - nil%, 2006 - nil%); expected stock price volatility - 56.14% (2007 - 59%, 2006 - 65%); risk free interest rate - 3.71% (2007 - 4.79%, 2006 - 4.20%); expected life of options - 4 years (2007 - 5 years, 2006 - 5 years).  The weighted average grant date fair value was $4.38 for options granted for the year ended March 31, 2008 (2007 - $2.45, 2006 - $3.05).  During the year ended March 31, 2008, the Company recognized $558 (2007 - $530; 2006 - $1,852) in stock-based compensation related to stock options.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans (continued):

(b)                   Employee share purchase plan:

The Company has an employee share purchase plan (“ESPP”) in which full-time employees of the Company are eligible to participate.  Eligible employees may make contributions to the ESPP of up to 10% of their regular base pay.  The Company contributes up to a maximum combined total of 5% of the employee’s regular base pay to the employee’s RRSP and/or ESPP.  Shares contributed to the ESPP are purchased by the Company on a semi-monthly basis on the open market.  Shares purchased on behalf of the employee with the employee’s contribution vest with the employee immediately.  Shares purchased with the Company’s contribution vest on December 31st of each year, so long as the employee is still employed with the Company.

(c)                    Performance share units:

At the Company’s 2006 annual general meeting, the shareholders of the Company ratified and approved the Amended and Restated Unit Plan and reserved 2,142,857 common shares under this plan.  The Amended and Restated Unit Plan is in addition to the Performance Share Unit Plan approved by the shareholders on September 10, 2001 (the “2001 PSU Plan”).  Each performance share issued pursuant to the Amended and Restated Unit Plan or the 2001 PSU Plan is exercisable into one common share of the Company for no additional consideration.  Any employee, contractor, director or executive officer of the Company who is selected by the Board of Directors of the Company is eligible to participate in the Amended and Restated Unit Plan.  The Executive and Senior Management Total Compensation Program sets out provisions where the Units will be granted to the Company’s executive management if performance milestones are achieved as determined at the discretion of the Human Resources and Compensation Committee of the Company’s Board of Directors in consultation with the Company’s management.

These performance milestones are focused on achievement of key cash management, profitability and revenue growth objectives.  Vesting periods for each Unit granted pursuant to the Amended and Restated Unit Plan is at the discretion of the Board of Directors and may include time based, share price or other performance targets.

The value assigned to issued Units and the amounts accrued are recorded as other equity instruments.  As Units are exercised and the underlying shares are issued from treasury of the Company, the value is reclassified to share capital.  During the year ended March 31, 2008, the Company recognized $106 (2007 - $1,559; 2006 - $1,082) of stock-based compensation associated with the 2001 PSU Plan and the Amended and Restated Unit Plan.

The stock-based compensation associated with the Unit plans and the stock option plan as described in note 14(a) is included in operating expenses as follows:

	2008	2007	2006

Research and development	$87	$348	$1,604
General and administrative	465	1,494	946
Sales and marketing	112	247	384

	$664	$2,089	$2,934

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

14.                  Stock options and other stock-based plans (continued):

(c)                    Performance share units (continued):

A summary of the status of the PSU’s issued under the 2001 PSU Plan and the amended and restated Unit Plan as of March 31, 2008, 2007 and 2006 and changes during the years then ended is as follows:

Units

Outstanding, March 31, 2005	297,684
Units exercised	(122,197)
Units granted	233,405

Outstanding, March 31, 2006	408,892
Units exercised	(81,052)
Units granted	261,633

Outstanding, March 31, 2007	589,473
Units exercised	(60,383)
Units granted	553,900

Outstanding, March 31, 2008	1,082,990

As at March 31, 2008, 554,420 PSU’s are vested and exercisable.

15.                    Other equity instruments:

	2008	2007

Value assigned to Performance Share Units (note 14(c))	$3,079	$3,364
Value assigned to warrants (note 10(c))	—	1,420
Value assigned to conversion options (note 10(c))	—	7,568

	$3,079	$12,352

16.                    Research and development expenses:

Research and development expenses are recorded net of program funding received or receivable.  For the years ending March 31, 2008, 2007 and 2006, the following research and development expenses had been incurred and program funding received or receivable:

	2008	2007	2006

Research and development expenses	$26,684	$27,041	$25,628
Program funding (note 12)	(3,658)	(5,150)	(8,689)

Research and development	$23,026	$21,891	$16,939

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

17.                     Income taxes:

(a)                    The Company’s income tax recovery differs from that calculated by applying the combined Canadian federal and provincial statutory income tax rates for manufacturing and processing companies of 33.3% (2007 - 34.1%; 2006 - 34.5%) as follows:

	2008	2007	2006

Loss before income taxes and Joint Venture Partners’ share of income from joint ventures	$9,224	$8,301	$15,267

Expected income tax recovery	$3,075	$2,831	$5,249

Reduction (increase) in income taxes resulting from:
Non-deductible interest on long-term debt and amortization of discount	(141)	(211)	—
Non-deductible stock-based compensation	(221)	(713)	(1,012)
Non-deductible expenses	(45)	(375)	(426)
Change in enacted rates	(1,508)	(5,692)	(192)
Foreign tax rate differences	(426)	(527)	(168)
Change in valuation allowance	3,739	7,738	(3,451)

	$4,473	$3,051	$—

(b)                   The tax effects of the significant temporary differences which comprise tax assets and liabilities, at March 31, 2008 and 2007, are as follows:

	2008	2007

Future tax assets:
Net operating loss carry forwards	$19,188	$19,365
Long-term investments	626	4,100
Intellectual property	2,116	2,123
Equipment, furniture and leasehold improvements	813	292
Financing and share issue costs	273	190
Warranty liability	3,205	2,438
Deferred revenue	439	497
Capital lease obligations	18	43

Total gross future tax assets	26,678	29,048
Valuation allowance	(17,368)	(25,593)

Total future tax asset	$9,310	$3,455

Allocated as follows:
Current future tax assets	$4,944	$1,778
Long-term future tax asset	4,366	1,677

Total future tax asset	$9,310	$3,455

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

17.                    Income taxes (continued):

(b)                   Continued:

In determining the valuation allowance, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent on the generation of income during the future periods in which those temporary differences become deductible.  Since evidence does not exist that the future income tax assets will be fully realized, a valuation allowance has been recorded.  All of the valuation allowance related to CWI has been reversed as CWI has generated taxable income for three consecutive tax years and the Company expects that CWI will generate taxable income in the future.

Current tax expense for the year ended March 31, 2008 of $218 (2007 - $404, 2006 - nil) is payable outside of Canada.  Future income tax recovery of $5,855 relates to temporary differences in the United States and future tax expense of $1,164 relates to tax expense in Canada related to gains on sale of available for sale investments previously recognized in AOCI.

(c)                    The Company has non-capital loss carry forwards in Canada available to offset future taxable income which expire as follows:

2009	$1,504
2010	2,235
2014	2,703
2015	2,508
2026	2,354
2027	15,171
2028	21,785

$48,260

CWI has net operating loss carry forwards in the United States totalling $15,362 of which $13,713 expire in 2023, and $1,649 expire in 2024.

18.                    Investment in Joint Ventures:

	2008	2007

Cummins Westport Inc. (a)	$13,809	$7,719
BTIC Westport Inc. (b)	174	—

	$13,983	$7,719

(a)                    Cummins Westport Inc.:

The Company entered into a joint venture with Cummins on March 7, 2001.  The joint venture, CWI, was formed to explore a range of product and technology opportunities using natural gas as the primary fuel.  The Company provided personnel, financing and key technologies for the venture, while Cummins provided an existing product line, manufacturing, product distribution and customer service functions, as well as key management and engineering personnel.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                    Investment in Joint Ventures:

(a)                    Cummins Westport Inc. (continued):

From inception until December 31, 2003, the Company was responsible for all capital contributions to fund operations.  Initially and to December 31, 2003, the Company owned 100% of the common shares and Cummins owned 100% of the non-participating preferred shares which were convertible into common shares for no consideration at the option of Cummins.

On December 16, 2003, the Company and Cummins amended the joint venture agreement to have CWI focus on and develop markets for alternative fuel engines.  In addition, the two companies signed a Technology Partnership Agreement that creates a flexible arrangement for future technology development between Cummins and the Company.  Under the terms of the amended joint venture agreement, Cummins exercised the conversion feature of the preferred shares effective January 1, 2004.  However, the Company remained responsible for funding the profit and loss of CWI through CWI’s fiscal 2004 year which ran from January 1 to December 31, 2004.  Based on its economic interest in CWI, the Company continued to consolidate 100% of the results of operations from CWI until December 31, 2004.

Subsequent to December 31, 2004, Cummins shares equally in the profits and losses of CWI.  However, the Company has determined that CWI is a VIE and that the Company is the primary beneficiary.  Accordingly, the Company continues to consolidate CWI with Cummins’ share of CWI’s income and losses included as “Joint Venture Partners’ share of net income from joint ventures”.

Assets, liabilities, revenue and expenses of CWI included in the consolidated financial statements of the Company as at and for the periods presented are as follows:

	2008	2007

Current assets:
Cash and cash equivalents	$137	$43
Short-term investments	13,713	8,017
Accounts receivable	3,503	5,771
Loan receivable	6,774	—
Prepaid expenses	108	354
Current portion of future income tax asset	4,944	1,778
	29,179	15,963

Future income tax asset	4,366	1,677

Equipment, furniture and leasehold improvements	166	184

	$33,711	$17,824
Current liabilities:
Accounts payable and accrued liabilities	$2,131	$761
Deferred revenue	69	303
Current portion of warranty liability	4,689	3,767

	$6,889	$4,831

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                  Investment in Joint Ventures (continued):

(a)                    Cummins Westport Inc. (continued):

	2008	2007
Long-term liabilities
Warranty liability	$3,985	$3,091
Deferred revenue	386	—

	$4,371	$3,091

The loan receivable above of $6,774 was loaned to Cummins under a demand loan agreement, with interest accruing monthly at the three month prime corporate paper rate.  The loan is unsecured.

	2008	2007	2006

Product revenue	$50,999	$44,746	$28,634
Parts revenue	16,298	13,285	13,620
	67,297	58,031	42,254

Cost of revenue and expenses:
Cost of revenue	45,490	36,195	27,344
Research and development	7,562	8,074	6,577
General and administrative	1,088	856	1,249
Sales and marketing	6,447	4,216	4,006
	60,587	49,341	39,176

Income before undernoted	6,710	8,690	3,078

Interest and investment income	793	112	—
Effect of foreign currency translation	(1,518)	61	108

Income before income taxes	5,985	8,863	3,186

Income tax recovery (expense):
Current	(208)	(204)	—
Future	5,855	3,455	—
	5,647	3,251	—

Income for the year	11,632	12,114	3,186

Joint Venture Partner’s share of net income from joint venture	(5,816)	(6,057)	(1,593)

Company’s share of income	$5,816	$6,057	$1,593

(b)                   BTIC Westport Inc.:

On July 21, 2006, the Company and Beijing Tianhai Industry Co. Ltd. (“BTIC”) of Beijing, China formed BWI to market liquefied natural gas (“LNG”) fuel tanks for vehicles.  Through the 50:50 joint venture agreement and related license and supply agreements, BTIC and Westport share equally in the profits on products developed and sold by the joint venture.  Headquartered in Beijing, China, BWI sells tanks for installation on any vehicle, regardless of the natural gas engine manufacturer.  During the year ended March 31, 2008, the Company contributed $425 (US$400) to the formation of this joint venture.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

18.                  Investment in Joint Ventures (continued):

(b)                   BTIC Westport Inc. (continued):

The consolidated financial statements include 100% of the assets, liabilities, revenue and expenses of BWI since the Company has determined that BWI is a variable interest entity and that the Company is the primary beneficiary.  Accordingly, the Company consolidates BWI and BTIC’s share of BWI’s income and losses is included in “Joint venture partners’ share of income from joint ventures”.  For the year ended March 31, 2008, the Company’s share of loss from BWI was $252.

19.               Commitments and contingencies:

(a)                  The Company has obligations under operating lease arrangements which require the following minimum annual payments during the respective fiscal years:

2009	$1,298
2010	1,265
2011	1,253
2012	1,254
2013	802
Thereafter	636

$6,508

For the year ended March 31, 2008, the Company incurred operating lease expense of $876 (2007 - $795; 2006 - $990).

(b)                 The Company has an outstanding letter of credit of $600.

(c)                  On October 26, 2007, the Company and OMVL SpA (“OMVL”) entered into a joint venture agreement, engineering agreements and supply agreements to design, produce and sell alternative fuel engines in the sub-5 litre class for global applications.  Based in Pernumia, Italy, OMVL designs, manufactures and markets complete fueling systems for new vehicles and for the aftermarket conversion of engines from gasoline (petrol) to compressed natural gas and liquid petroleum gas.  Under the terms of the joint venture agreement, OMVL and the Company will share 51% and 49%, respectively, of the profits or losses of the venture.  The jointly controlled company will be headquartered in Vancouver, Canada and will exploit the global engineering, production and distribution strengths of OMVL and its parent company, SIT Group, to deliver engines worldwide.  The Company will support the new venture through supply of technology, design, testing and market development services.  The Company contributed $1,500 to the formation of the joint venture, Juniper Engines Inc., on April 1, 2008.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

20.                    Financial instruments:

(a)                    Fair values:

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, loan receivable and accounts payable and accrued liabilities approximate their fair values due to the short terms to maturity of these instruments.  The carrying value of the warranty obligation represents management’s best estimate of its fair value.

The Company’s short and long term investments are recorded at fair value except for its interest in WRRL which is carried at cost (note 5(b)).

The carrying value reported in the balance sheets for obligations under capital lease, which is based upon discounted cash flows, approximates its fair value.  The fair value of the Company’s demand instalment loan and short-term debt are not materially different from its carrying value based on market rates of interest.

The fair value of the Company’s subordinated convertible notes as described in note 10(c) was not determinable with sufficient reliability due to the absence of a readily available market for similar instruments.

The carrying value of the Company’s obligation to issue warrants as described in note 13 represents management’s best estimate of its fair value.

(b)                   Concentrations of credit risk:

The Company is exposed to credit risk only with respect to uncertainties as to timing and amount of collectability of accounts receivable and loan receivable.  31% (2007 - 50%) of accounts receivable relates to government grants receivable and 46% (2007 - 43%) is due from Cummins relating to proceeds for the sale of products collected by Cummins on the Company’s behalf.  The loan receivable is due from Cummins.

(c)                    Foreign currency risk:

Foreign currency risk is the risk to the Company’s results from operations that arises from fluctuations in foreign currency exchange rates.  All of the revenue realized and a significant portion of the expenses incurred by CWI, and recorded by the Company, are denominated in United States dollars.  The warranty liability and short-term debt are also denominated in United States dollars.  The Company has not entered into foreign exchange contracts to hedge against gains and losses from foreign currency fluctuations.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

20.                    Financial instruments (continued):

(d)                     Derivative instruments:

From time to time, the Company sells call options which give the counterparty the right, but not the obligation, to acquire shares of CEFC owned by the Company for an agreed on strike price on or before a specific expiration date.  The Company marks these options to market at each balance sheet date with the change in fair value recognized in interest and other income.  During the year ended March 31, 2008, the Company sold 1,000 call option lots, representing 100,000 shares, with an average exercise price of US$17.50 for net proceeds of $71.  All of the options sold expired without exercise and no options were outstanding at March 31, 2008.  Subsequent to March 31, 2008, the Company sold a further 1,750 call option lots, representing 175,000 shares, with an average exercise price of US$15.14 expiring on June 20, 2008.

21.                   Segmented information:

The Company currently operates in one operating segment which involves the research and development and the related commercialization of engines and fuel systems operating on gaseous fuels.  The majority of the Company’s equipment, furniture and leasehold improvements are located in Canada.  For the year ended March 31, 2008, 66% (2007 - 72%; 2006 - 82%) of the Company’s revenue was from sales in North America, 18% (2007 - 13%; 2006 - 4%) from sales in Asia, and 16% (2007 - 15%; 2006 - 14%) from sales elsewhere.

22.                   Subsequent events:

(a)                    On July 3, 2008, the Company completed the sale and issue of 15,000 Debenture Units of the Company for total proceeds of $15,000.  Each Debenture Unit consists of one unsecured subordinated debenture in the principal amount of $1 bearing interest at 9% per annum and 180 (post share consolidation - 51) common share purchase warrants exercisable into common shares of the Company at any time for a period of two years from the date of issue at $5.35 (post share consolidation - $18.73).  The Company has the option to redeem the debentures at any time after 12 months and before 18 months from the date of issue at 115% of their principal amount and at 110% of the principal amount after 18 months.  Interest is payable semi-annually and the debentures mature on July 3, 2011.  The Company also issued 161,413 (post share consolidation - 46,118) broker warrants which are exercisable into common shares of the Company at $4.60 (post share consolidation - $16.10) for a period of two years.  Subsequent to the share consolidation effected on July 21, 2008 (note 22(c)), there were 771,428 common share purchase warrants outstanding with an exercise price of $18.73 and 46,118 broker warrants with an exercise price of $16.10.

(b)                   On July 16, 2008, the Company announced that it had entered into a joint venture agreement with Weichai Power Co., Ltd. (“Weichai Power”), China’s largest heavy duty engine manufacturer, and Hong Kong Peterson (CNG) Equipment Limited (“Hong Kong Peterson”) to form a new entity, Weichai Westport Inc. (“WWI”).  WWI will research, develop, design, manufacture, market, distribute and sell advanced, alternative fuel engines (and relevant parts and kits) for use in automobiles, heavy duty trucks, power generation and shipping applications.  Under the terms of the 30-year joint venture agreement, Westport’s initial investment to acquire a 35% share of the joint venture is expected to be approximately US$4.5 million (30 million RMB).  Weichai Power and Hong Kong Peterson will hold a 40 per cent and 25 per cent interest respectively in WWI.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

22.                   Subsequent events (continued):

(c)                    On July 21, 2008, the Company consolidated the number of common shares then outstanding on a 3.5:1 basis.  Share and per share amounts, share options and performance share units in these consolidated financial statements have been adjusted on a retroactive basis to reflect this share consolidation for all periods presented.

23.                    Reconciliation to United States generally accepted accounting standards:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“US GAAP”) as follows:

(a)                    Convertible notes:

For Canadian GAAP purposes, on issue of the convertible notes described in note 10(c), the Company allocated certain amounts to the value of the warrants and conversion options based on their estimated fair value with the difference between the gross proceeds and the value of the warrants and conversion options allocated to the debt.  For US GAAP purposes, the allocation between the debt and the warrants would be done on a relative fair value basis.  In addition, under US GAAP, an amount is allocated only to a beneficial conversion option when the market price of the shares into which the debt is convertible exceeds the effective exercise price.  For US GAAP purposes, only the second tranche of the debt issued in January 2007 was deemed to have a beneficial conversion option.

Accordingly, for US GAAP purposes, the amount assigned to the debt and the warrants was increased by $3,540 and $1,590, respectively as at March 31, 2007 and the amount assigned to the conversion option was reduced by $5,130.

On conversion, the carrying value of the debt, which is net of any unamortized discount and debt issuance costs was reclassified to share capital for Canadian GAAP purposes together with the value assigned to the conversion options.  The related inducement fee was charged to deficit.  For US GAAP, the accounting for the first tranche was the same.  However, for the second tranche which had a beneficial conversion option, the unamortized debt discount was expensed for US GAAP purposes.  The inducement fee also was expensed for US GAAP purposes.  Accordingly, as at March 31, 2008, share capital under US GAAP was increased by $3,204 and interest expense for the year ended March 31, 2008 was increased by $4,424.

(b)                   Debt issuance costs and the effective interest method:

Effective April 1, 2007, the Company began amortizing debt issuance costs and debt discounts using the effective interest method under Canadian GAAP (note 3(a)) and classified debt issuance costs as reductions of the carrying value of the debt to which it relates.  Prior to April 1, 2007, debt issuance costs were classified as deferred charges and debt issuance costs and debt discounts were amortized on a straight-line basis.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(b)                   Debt issuance costs and the effective interest method (continued):

Under US GAAP, debt issuance costs are presented as deferred charges and debt issuance costs and debt discounts are amortized using the effective interest method for all years presented.  In addition, the difference between transaction costs allocated to the debt and debt discounts for Canadian GAAP purposes compared to US GAAP as described in note 23(a) resulted in a difference in interest expense for US GAAP purposes.  Accordingly, the adjustment to opening deficit of $113 made for Canadian GAAP purposes would not be made under US GAAP and interest expense for the years ended March 31, 2008 and 2007 was reduced by $147 and $423, respectively.

As at March 31, 2007, deferred finance costs were increased by $85 for US GAAP purposes and the carrying value of the debt was reduced by $338.

(c)                    Investments:

On April 1, 2007, the Company changed its accounting for “available-for-sale” securities under Canadian GAAP (note 3(a)) to be consistent with US GAAP.  However, prior to April 1, 2007, the Company carried its investments in debt and equity securities at cost.  For US GAAP purposes, the Company’s investments in debt and equity securities that have quoted market prices would have been classified as “available for sale” securities with unrealized gains and losses recognized in other comprehensive income (loss) for all periods presented.  Accordingly, cumulative adjustments at April 1, 2008 of $20,402 to investments, $3,370 to opening deficit and $17,032 to AOCI under Canadian GAAP would not be made under US GAAP.  For US GAAP purposes, the Company recognized an increase in investments and AOCI of $20,402 for the year ended March 31, 2007.

Under Canadian GAAP, the income tax recovery generated by a reversal of a previously recognized future income tax valuation allowance to reduce future income tax liabilities generated by mark to market adjustments on available for sale securities is recognized in net loss for the year.  The valuation allowance is reversed while the related tax expense is included in AOCI until the shares are sold at which time the tax expense is included in net loss.  Under US GAAP, the reversal of the valuation allowance would be recognized in other comprehensive income.  Accordingly, for US GAAP purposes, future income tax expense of $1,164 recognized under Canadian GAAP would not be recognized in the year ended March 31, 2008.

For Canadian and US GAAP purposes, the cost and the related amounts included in AOCI related to securities sold are reclassified to net loss based on weighted average amounts of the shares sold.

(d)                   Acquired in-process research and development costs:

Under Canadian GAAP, acquired in-process research and development costs are capitalized and amortized to earnings.  For US GAAP purposes, such in-process research and development costs are expensed immediately if there is no alternative use for the research and developments.  Accordingly, amortization of in-process research and development recorded under Canadian GAAP for the years ended March 31, 2008, 2007 and 2006 of $145, $144 and $305, respectively, would not be recognized under U.S. GAAP.  As at March 31, 2008, the carrying value of intellectual property would be reduced by $574 (2007 - $719) with a corresponding increase in deficit.

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(e)                    Stock-based compensation:

As described in note 14, the Company has granted stock options to certain directors, consultants and employees.  These options are granted for services provided to the Company.  For Canadian GAAP purposes, only options granted on or after April 1, 2002 are accounted for using the fair value method.  In addition, on April 1, 2004, the Company recognized a cumulative adjustment to deficit for stock-based compensation related to stock options granted to employees on or after April 1, 2002 that would have been recognized prior to April 1, 2004 had the Company applied the fair value method since April 1, 2002.

For US GAAP purposes, effective April 1, 2004, the Company changed its accounting policy for recognizing stock-based compensation from the intrinsic value method to the fair value method using the transition provisions of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS 148”).  As permitted by SFAS 148, the Company adopted the fair value method retroactively without restatement using the modified prospective method.  For U.S. GAAP purposes, all options granted subsequent to December 15, 1995 are measured using the fair value method but, for the Company, only the effect of those options outstanding and unvested as of April 1, 2004 on the results from operations in the year in which SFAS 148 is adopted would be recognized.

Accordingly, on adoption of the fair value method for US GAAP purposes, adjustments to deficit of $2,493, share capital of $68, and additional paid in capital of $2,425 recognized for Canadian GAAP purposes are not recognized for US GAAP purposes.  In addition, for US GAAP purposes in years prior to 2005, the Company recognized stock-based compensation of $2,165 relating to stock options issued to non-employees prior to April 1, 2002.

Under US GAAP, an additional $211 would be recognized prior to 2002 as a result of certain option modifications.

For Canadian GAAP, the Company recognizes the effect on stock-based compensation of forfeitures of options prior to vesting as they occur which was also permitted for US GAAP prior to April 1, 2006.  On April 1, 2006, for US GAAP purposes, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-based Payment (“SFAS 123(R)”), using the modified prospective method which requires the Company to estimate forfeitures on the date of grant and calculate stock-based compensation based on options expected to vest.  The Company determined that the effect of forfeitures is not material.  Accordingly, the adoption of SFAS 123(R) resulted in no adjustment to net loss for any of the periods presented.

Additional information about the PSU’s issued under the 2001 PSU Plan are as follows:

	Units	Weighted average grant date fair value

Unvested, March 31, 2007	85,713	$5.25
Units granted	553,900	7.91
Units vested	(111,043)	5.46

Unvested, March 31, 2008	528,570	$6.69

WESTPORT INNOVATIONS INC.

Consolidated Statements of Operations

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(e)                     Stock-based compensation (continued):

The aggregate intrinsic value of the Company’s stock option awards and PSUs at March 31, 2008 are as follows:

2008

Stock options
Outstanding	$5,454
Exercisable	3,302
PSUs:
Outstanding	$4,366
Exercisable	2,909

The total intrinsic value of options and PSUs exercised for the year ended March 31, 2008 was $1,508 (2007 - $310; 2006 - $503).  As at March 31, 2008, $4,748 of compensation cost relating to share-based payment awards has yet to be recognized in results from operations and will be recognized over a weighted average period of four years.

(f)                       Income taxes:

Under both Canadian and US GAAP, future income tax assets and liabilities are measured using the income tax rates and income tax laws that, at the balance sheet date, are expected to apply when the assets are realized or the liabilities are settled.  In Canada, announcements of changes in income tax rates and tax laws by the government can have the effect of being substantially enacted at the balance sheet date even though they are not yet proclaimed into law.  When persuasive evidence exists that the government is able and committed to enacting proposed changes in the foreseeable future, the substantively enacted rate is used to measure the future tax assets and liabilities.  Under US GAAP, only the income tax rates and income tax laws enacted at the balance sheet date are used to measure the future income tax assets and liabilities.  For the years ended March 31, 2008, 2007, and 2006, enacted rates for US GAAP purposes were equal to rates used for Canadian GAAP purposes.

Income tax recovery (expense) consists of:

	Net income (loss) before taxes and Joint Venture Partners’ share of net income from	Income tax recovery (expense)
	joint ventures	Current	Deferred	Total

Year ended March 31, 2008:
Canada	$(14,760)	$—	$(1,164)	$(1,164)
United States	5,862	(218)	5,855	5,637
Germany	(14)	—	—	—
China	(312)	—	—	—

	$(9,224)	$(218)	$4,691	$4,473

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(f)                       Income taxes (continued):

	Net income (loss) before taxes and Joint Venture Partners’ share of net income from	Income tax recovery (expense)
	joint ventures	Current	Deferred	Total

Year ended March 31, 2007:
Canada	$(18,028)	$(16)	$—	$(16)
United States	8,937	(189)	3,455	3,266
Germany	790	(199)	—	(199)

	$(8,301)	$(404)	$3,455	$3,051

Year ended March 31, 2006:
Canada	$(21,135)	$—	$—	$—
United States	3,350	—	—	—
Germany	2,518	—	—	—

	$(15,267)	$—	$—	$—

(g)                    Uncertainties in income taxes:

On April 1, 2007 for US GAAP purposes, the Company adopted FASB Interpretation No. 48, Uncertainty in Income Taxes - An Interpretation of SFAS Statement No. 109 (“FIN 48”).  This interpretation provides guidance on recognition and measurement of uncertainties in income taxes.  Under FIN 48, a company would recognize the benefit of tax positions when it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Adoption of this Interpretation did not have an effect on the Company’s consolidated financial statements for US GAAP purposes as the Company does not believe that any income tax positions taken in its filings are subject to material uncertainty if reviewed by the Canada Revenue Agency, Internal Revenue Service or other tax jurisdiction in which the Company operates.  In cases where the Company is charged interest and penalties on uncertain tax positions which do not meet the recognition criteria, the Company includes these in interest expense and other operating expenses, respectively.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                     Reconciliation to United States generally accepted accounting standards (continued):

(g)                    Uncertainties in income taxes (continued):

The following is a summary of the tax years that remain subject to examination by tax jurisdiction:

Canada	Fiscal year 2004 to 2008
United States	Fiscal year 2005 to 2008
Germany	Fiscal year 2003 to 2008
China	Fiscal year 2007 to 2008

However, in Canada and the United States, if the Company utilizes tax loss carry forwards in the future, those losses may be challenged in the year they are used even though the year in which they were incurred is barred by statute.

(h)                   Effect of US GAAP differences:

The effect of the previously discussed accounting differences on total assets, total liabilities and shareholders’ equity, net loss, comprehensive loss and loss per share under US GAAP are as follows:

	2008	2007

Total assets, Canadian GAAP	$78,940	$59,633
Differences in accounting for:
Long-term investments (c)	—	20,402
Debt issuance costs (b)	—	85
Intellectual property (d)	(574)	(719)

Total assets, US GAAP	$78,366	$79,401

Total liabilities, Canadian GAAP	$49,144	$49,015
Difference in accounting for convertible notes (a) (b)	—	3,202

Total liabilities, US GAAP	$49,144	$52,217

Shareholders’ equity, Canadian GAAP	$29,796	$10,618
Difference in accounting for:
Long-term investments (c)	—	20,402
Convertible notes (a)(b)	—	(3,117)
Intellectual property (d)	(574)	(719)

Shareholders’ equity, US GAAP	$29,222	$27,184

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(h)                   Effect of US GAAP differences (continued):

	2008	2007	2006

Loss for the year, Canadian GAAP	$(10,315)	$(11,307)	$(16,860)
Difference in amortization of discount on convertible notes and debt issuance costs (a)(b)	147	423	—
Difference in accounting for inducement fee and unamortized discount on conversion of convertible notes (a)	(4,424)	—	—
Reversal of tax expense on realized gain on available for sale securities (c)	1,164	—	—
Amortization of intellectual property (d)	145	144	305

Loss for the year, US GAAP	(13,283)	(10,740)	(16,555)

Other comprehensive income (loss):
Unrealized gain on available for sale securities (c)	—	20,402	—
Reversal of tax expense on realized gain on available for sale securities (c)	(1,164)	—	—
	(1,164)	20,402	—

Comprehensive income (loss), US GAAP	$(14,447)	$9,662	$(16,555)

Basic and diluted loss per share, US GAAP	$(0.53)	$(0.50)	$(0.78)

There are no differences between Canadian GAAP and US GAAP in total cash flows from operations, investments and financing presented in the consolidated statement of cash flows in any of the years presented.

(i)                       Additional financial information and disclosures required under US GAAP:

(i)                       Accounts receivable:

A summary of the components of accounts receivable is as follows:

	2008	2007

Customer trade receivable	$1,014	$459
Government funding receivable	2,077	5,401
Due from Joint Venture Partner	3,344	4,733
Other receivables	593	288

	$7,028	$10,881

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(i)                   Additional financial information and disclosures required under US GAAP (continued):

(ii)                   Accounts payable and accrued liabilities:

A summary of the components of accounts payable and accrued liabilities is as follows:

	2008	2007

Trade accounts payable	$6,641	$3,884
Accrued payroll	1,176	1,189
Accrued interest	378	407
Income taxes payable	211	284
Other	64	266

	$8,470	$6,030

(iii)           Warranty liability:

A continuity of the warranty liability is as follows:

	2008	2007	2006

Balance, beginning of year	$6,971	$5,770	$6,729
Warranty claims	(2,333)	(2,270)	(2,661)
Warranty accruals	6,534	4,924	3,666
Change in warranty estimates	(1,292)	(1,387)	(1,783)
Impact of foreign exchange	(723)	(66)	(181)

Balance, end of year	$9,157	$6,971	$5,770

(iv)                 Inventory:

Amounts removed from inventory and included in cost of sales is based on standard cost which approximates weighted average cost and variances between actual and standard costs are included in cost of sales.  Cost of inventory includes depreciation and amortization where applicable but depreciation and amortization related to inventory sold is included in depreciation and amortization expense.

Cost of revenue related to product revenue for the year ended March 31, 2008 was $37,157 (2007 - $28,961; 2006 - $18,741) and cost of revenue related to parts revenue was $11,866 (2007 - $9,420; 2006 - $9,901).

(v)                     Other disclosures:

For US GAAP purposes, the effective interest rate for the convertible notes described in note 10(c) was 18.22%.

Deferred revenue is included in other long-term liabilities on the balance sheet for Canadian GAAP purposes and disclosed in note 11.  Under US GAAP, this amount would be presented separately on the balance sheet.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(i)                   Additional financial information and disclosures required under US GAAP (continued):

(v)                     Other disclosures (continued):

From time to time, the Company performs research and development for unrelated parties.  The Company receives revenue for such research and development activities from these parties based on contractual arrangements.  These arrangements generally require the Company to perform certain specific activities and revenue is received as the activities are performed.  Revenue received are not repayable, irrespective of the outcome of the activities.  There were no material research and development arrangements in progress as at March 31, 2008 or 2007.  During the year ended March 31, 2008, the Company earned revenue of $1,172 (2007 - $1,622; 2006 - $1,298) related to such activities.  Costs expensed related to these activities were $721 (2007 - $1,503; 2006 - $1,298).

(j)                    Recently issued accounting pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  This statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements.  FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  SFAS 157 is effective for the Company on April 1, 2008.  The Company is currently evaluating the impact SFAS 157 will have on its financial condition and results of operations for US GAAP purposes.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment to FAS 115 (“SFAS 159”).  SFAS 159 permits a company to choose to measure certain financial assets, financial liabilities and firm commitments at fair value.  The standard is effective for the Company on April 1, 2008.  The Company does not expect to adopt a fair value approach.  Accordingly, SFAS 159 is not expected to impact the consolidated financial statements for US GAAP purposes.

In December 2007, the FASB issued Statement of Financial Accounting Standards 141(R), Business Combinations (“SFAS 141(R)”).  The statement broadens the scope of SFAS 141 to all transactions in which an entity obtains control over another entity.  The statement provides further guidance on the recognition of identifiable assets and liabilities and the measurement of goodwill.  The statement is effective for the Company on April 1, 2009.  SFAS 141(R) will only affect the Company if an acquisition occurs after adoption of SFAS 141(R).

In December 2007, the FASB issued Statement of Financial Accounting Standards 160 Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS 160”).  The statement clarifies the definition of a non-controlling interest, requires non-controlling interests to be presented as part of equity on the balance sheet, changes the way the consolidated income statement is presented and establishes a single method of accounting for a change in a parent’s ownership interest in a subsidiary.  The statement also provides for further disclosures in the consolidated financial statements.  The statement is effective for the Company on April 1, 2009 and is not expected to materially impact the consolidated financial statements for US GAAP purposes although the Company may be required to reclassify the amount for Joint Venture Partners’ share of

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

net assets of joint ventures to equity.

WESTPORT INNOVATIONS INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except share and per share amounts)

Years ended March 31, 2008, 2007 and 2006

23.                    Reconciliation to United States generally accepted accounting standards (continued):

(j)                    Recently issued accounting pronouncements (continued):

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  FAS 161 is effective for the Company on April 1, 2009.  SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company is assessing the impact of the new statement.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with US GAAP in the United States.  SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Company expects that the adoption of SFAS 162 will not have a significant impact on its financial statements.